Exhibit 2.2

FORM OF SUPPORT AGREEMENT

April 19, 2017

United Community Banks, Inc.

125 Highway 515 E

Blairsville, Georgia 30512

Attention: Jimmy C. Tallent

Ladies and Gentlemen:

The undersigned is a director of HCSB Financial Corporation (“HCSB”) and the beneficial holder of shares of voting or non-voting common stock of HCSB (the “HCSB Common Stock”), or the undersigned is the beneficial holder of more than 5% of the shares of HCSB Common Stock.

United Community Banks, Inc. (“United”) and HCSB are considering the execution of an Agreement and Plan of Merger (the “Agreement”) contemplating the acquisition of HCSB through the merger of HCSB with and into United (the “Merger”).

In consideration of the substantial expenses that United will incur in connection with the transactions contemplated by the Agreement and to induce United to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a shareholder of HCSB, and not in his or her capacity as a director or officer of HCSB, as follows:

1.           While this letter agreement is in effect, the undersigned shall not, directly or indirectly, except with the prior approval of United, which approval shall not be unreasonably withheld, (a) sell or otherwise dispose of or encumber (other than in connection with an ordinary bank loan) prior to the record date of HCSB’s Special Meeting (as defined in the Agreement) any or all of his or her shares of HCSB Common Stock, or (b) deposit any shares of HCSB Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of HCSB Common Stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

2.           While this letter agreement is in effect the undersigned shall vote all of the shares of HCSB Common Stock for which the undersigned has sole voting authority, and shall use his or her reasonable efforts to cause to be voted all of the shares of HCSB Common Stock for which the undersigned has shared voting authority, in either case whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired: (a) for the approval of the Agreement and the Merger at the HCSB Special Meeting; and (b) against any Acquisition Proposal (as defined in the Agreement).

3.           The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, United shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

4.           The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of HCSB and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or officer of HCSB.

5.           This letter agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time (as defined in the Agreement) of the Merger, (b) an Adverse Recommendation Change (as defined in the Merger Agreement), or (c) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate.

6.           As of the date hereof, the undersigned has voting power (sole or shared) with respect to the number of shares of HCSB Common Stock set forth below.

[signatures appear on next page]

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

Print Name

Number of shares beneficially owned with sole voting authority: _______

Number of shares beneficially owned with shared voting authority: ______

Accepted and agreed to as of
the date first above written:

United Community Banks, Inc.

_______________________________
By: Jimmy C. Tallent
Its: Chairman and Chief Executive Officer

[Signature Page to Support Agreement]